Exhibit 10.02

2007 Management Incentive Plan: Dustin McDulin

I.             Objectives:

The Wornick Company believes that leadership and motivation of the Company’s key managers are critical to re-establishing the Company’s leadership in the industry.  The Company has a responsibility for ensuring that the individuals in key management positions perform at a high level and that they are compensated in a manner that furthers the Company’s business strategies and align their interests with investors of The Wornick Company. The following principles provide a framework for the compensation program for these key employees:

•                  Provide incentive to manage in a manner in which the employee has a stake in the companies results and aligns his interest to the interest of the companies investors

•                  Retention of those with leadership abilities and skills necessary for building long-term corporate value.

•                  Establish standards of ethical business conduct, leadership and competencies.

•                  Maintain a significant portion of total compensation at risk.

For these purposes the company has approved the 2007 Management Incentive Plan for Key Management which is intended to align total compensation of key manger by linking individual compensation to overall corporate performance. The Company will establish and administer a 2007 Incentive Program as follows:

II.            Definitions:

Participation – To participate fully in the incentive program a person must be employed by The Wornick Company for 1,000 hours of service during the Award Period, be employed at the time of payment, and be excluded from specific provisions of entitlement to overtime pay under the specific provisions of federal and state laws. An employee will participate on a pro-rated bases if they have less then 1,000 hours of service, but were hired prior to September 30, 2007.

Hours of Service – means each hour for which an Employee is paid, or is entitled to payment, for the performance of duties for the Employer.

Award Period – means the calendar year from January 1 through December 31, 2007.

Base Pay – the employee’s base pay at the end of the Award Period, but it does not include any special forms of compensation such as incentives, commissions, or other bonuses.

III.          Participant Eligibility:

Eligibility – A Participating Employee will be eligible to receive an award if employed as a  full-time salaried employee as of September 30, 2007 and as of the day of payment and shall have worked at least 1,000 hours during the Award Period.

Partial Award Consideration – If a Participating Employee dies, retires or becomes disabled as of March 1, 2008 of the current Award Period but has worked at least 1,000 hours during the Award Period, the Participating Employee or his or her estate shall receive an award amount of 100% of the amount the participating employee would have received had employment continued until the last day of the Award Period. An employee who for any other reason ceases to be employed by the company during the Award Period or prior to the payment date will not be entitled to any award.

IV.          Determination of Annual Awards:

A.                                    A maximum bonus payout is established by the EBITDA performance of The Wornick Company as per the table below:

		EBITDA Target, after incentive payout
Employee	Title	$600,000	$1,000,000	$2,000,000	$3,000,000
Dustin McDulin	Director of Finance	20%	30%	40%	50%

B.                                    Incentive payout will occur on March 7, 2008. The payment will be taxed at the flat IRS rate plus applicable state rates for bonus payments.

C.                                    The calculation of EBITDA will be in accordance with the historical calculation utilized for public reporting: Net income plus interest, taxes, depreciation and amortization. If circumstances arise during the award period that significantly impact the calculation of EBITDA the company may adjust the calculation at the sole discretion of the President & CEO so long as it does not negatively impact the incentive calculation.

D.                                    Participation in the incentive plan is neither a guarantee of future employment by TWC nor a contract of employment.

Acknowledgments:

/s/ Dustin McDulin	11/13/07
Participant	Date

Manager/Director	Date

/s/ Jon Geisler	9/23/07
President & CEO	Date